Exhibit 99.1

Elron Software, Inc.

Consolidated Financial Statements

Report of Independent Auditors

To the Board of Directors and Shareholders
Elron Software, Inc.

We have audited the accompanying consolidated balance sheet of Elron Software, Inc. (a Delaware corporation) as of December 31, 2002, and the related consolidated statement of operations, shareholders’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Elron Software, Inc. as of December 31, 2002, and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 7, 2003, except for Note 13
   as to which the date is March 5, 2003

Elron Software, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,	June 30,
	2002	2003

		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$168	$267
Accounts receivable, net of allowance for doubtful accounts and returns of $229 and $154, respectively	950	596
Other current assets	501	404

Total current assets	1,619	1,267
Property and equipment, net	309	242
Goodwill	1,085	1,085
Customer list, net of accumulated amortization of $1,751 and $2,026, respectively	1,649	1,374
Marketing infrastructure, net of accumulated amortization of $1,164 and $1,347, respectively	1,096	913
Other intangibles, net of accumulated amortization of $316 and $365, respectively	298	249

Total assets	$6,056	$5,130

Liabilities and shareholders’ deficit
Current liabilities:
Accounts payable	$518	$458
Accrued liabilities	1,056	1,073
Deferred revenue	2,254	2,176
Due to affiliate	14	14
Due to parent company	637	725

Total current liabilities	4,479	4,446
Long-term debt	19,000	21,200
Other long-term liabilities	235	293

Total liabilities	23,714	25,939
Shareholders’ deficit:
Series A convertible preferred stock, $0.01 par value; 20,400,000 shares authorized; 20,400,000 shares issued and outstanding at December 31, 2002 and June 30, 2003 - liquidation preference of $10,200	204	204
Series B convertible preferred stock, $0.01 par value; 3,078,818 shares authorized; 615,764 shares issued and outstanding at December 31, 2002 and June 30, 2003 - liquidation preference of $5,000	6	6
Common stock, $0.01 par value; 30,000,000 shares authorized; 326,082 shares issued and outstanding at December 31, 2002 and June 30, 2003	3	3
Additional paid-in capital	23,542	23,526
Deferred stock compensation	(796)	(478)
Accumulated deficit	(40,617)	(44,070)

Total shareholders’ deficit	(17,658)	(20,809)

Total liabilities and shareholders’ deficit	$6,056	$5,130

See accompanying notes.

Elron Software, Inc.

Consolidated Statements of Operations

(in thousands)

	Year ended	Six months	Six months
	December 31, 2002	June 30, 2003	June 30, 2002

		(unaudited)	(unaudited)
Revenues, net	$8,289	$3,765	$4,251
Cost of revenues	841	366	428

Gross profit	7,448	3,399	3,823
Operating expenses:
Sales and marketing	7,926	3,599	4,275
Research and development	4,313	1,638	2,427
General and administrative	1,125	616	678
Amortization of intangibles	1,014	507	507
Amortization of stock-based compensation	684	301	336
Restructuring charge	571	—	328

Total operating expenses	15,633	6,661	8,551

Loss from operations	(8,185)	(3,262)	(4,728)
Interest and other expense, net	(381)	(191)	(188)

Net loss	$(8,566)	$(3,453)	$(4,916)

See accompanying notes.

Elron Software, Inc.

Consolidated Statements of Shareholders’ Deficit

(in thousands, except shares data)

	Preferred Stock		Preferred Stock
	Series A		Series B		Common Stock		Additional	Deferred	Accumu-
							Paid-in	Compen-	lated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	sation	Deficit	Total

Balance, January 1, 2002	20,400,000	$204	615,764	$6	322,747	$3	$23,626	$(1,565)	$(32,051)	$(9,777)
Issuance of common stock in connection with exercise of stock options	—	—	—	—	3,335	—	1	—	—	1
Amortization of deferred stock compensation	—	—	—	—	—	—	—	684	—	684
Cancellation of stock options	—	—	—	—	—	—	(85)	85	—	—
Net loss	—	—	—	—	—	—	—	—	(8,566)	(8,566)

Balance, December 31, 2002	20,400,000	204	615,764	6	326,082	3	23,542	(796)	(40,617)	(17,658)
Amortization of deferred stock compensation (unaudited)	—	—	—	—	—	—	—	302	—	302
Cancellation of stock options (unaudited)	—	—	—	—	—	—	(16)	16	—	—
Net loss (unaudited)	—	—	—	—	—	—	—	—	(3,453)	(3,453)

Balance, June 30, 2003 (unaudited)	20,400,000	$204	615,764	$6	326,082	$3	$23,526	$(478)	$(44,070)	$(20,809)

See accompanying notes.

Elron Software, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year ended	Six months	Six months
	December 31, 2002	June 30, 2003	June 30, 2002

		(unaudited)	(unaudited)
Operating activities
Net loss	$(8,566)	$(3,453)	$(4,916)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,499	609	821
Amortization of deferred stock compensation	684	302	337
Loss from disposals of property and equipment	17	—	—
Loss from lease obligations	165	—	165
Changes in operating assets and liabilities:
Accounts receivable	348	354	13
Other current assets	(131)	97	(27)
Accounts payable and accrued liabilities	136	(43)	117
Deferred revenue	430	(78)	172
Due to affiliate	11	—	11
Due to parent company	(44)	88	(26)
Other long-term liabilities	(313)	58	(28)

Net cash used in operating activities	(5,764)	(2,066)	(3,361)

Investing activities
Capital expenditures	(221)	(35)	(185)

Net cash used in investing activities	(221)	(35)	(185)
Financing activities
Proceeds from line of credit	5,760	2,200	3,450

Net cash provided by financing activities	5,760	2,200	3,450

Net (decrease) increase in cash and cash equivalents	(225)	99	(96)
Cash and cash equivalents, beginning of period	393	168	393

Cash and cash equivalents, end of period	$168	$267	$297

Supplemental disclosures of cash flow information
Cash paid during the year for
Interest	$366	$138	$166

Income taxes	$44	$13	$23

See accompanying notes.

Elron Software, Inc.

Notes to Consolidated Financial Statements

December 31, 2002

(information for the six months ended June 30, 2003 and 2002 is unaudited)
(in thousands, except share and per share data)

1. Business

Elron Software, Inc. (the Company) was established in 1997 as a wholly-owned United States subsidiary of Elron Electronic Industries Ltd. (the Parent Company, or the Parent). As of December 31, 2002, the Parent owned 96% of the Company. The Company provides a comprehensive Internet Policy management solution that enables organizations to enhance the productive use of their Internet connections, while limiting the risks associated with connecting their internal networks to the Internet. The Company’s areas of operations are principally in the United States.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Elron Software, Inc. and its wholly-owned subsidiary. All material intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Interim Financial Statements

The accompanying balance sheet as of June 30, 2003 and the statements of operations, shareholders’ deficit and cash flows for the six months ended June 30, 2003 and 2002 are unaudited, but in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the Company’s financial position and the results of its operations and cash flows for these interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with

Elron Software, Inc.

Notes to Consolidated Financial Statements (continued)

(information for the six months ended June 30, 2003 and 2002 is unaudited)
(dollars in thousands, except share and per share data)

2. Summary of Significant Accounting Policies (continued)

generally accepted accounting principles have been omitted, although management believes that the disclosures included are adequate to make the information presented not misleading. The results of operations for the six months ended June 30, 2003, are not necessarily indicative of the results to be expected for the entire fiscal year.

Revenue Recognition

The Company develops, markets, licenses and supports computer software products and provides related services. The Company conveys the rights to use the software products to customers under perpetual license agreements and conveys the rights to product support and enhancements in annual maintenance agreements. The Company recognizes revenue from product sales in conformity with Statement of Position (SOP) No. 97-2, Software Revenue Recognition, promulgated by the American Institute of Certified Public Accountants (AICPA), as modified by SOP No. 98-9. This SOP requires that revenue be recognized after all of the following occur: the software is delivered, collection is probable, fees are fixed and determinable, vendor-specific objective evidence exists to allocate total fee to elements of an arrangement and persuasive evidence of an arrangement exists. The Company recognizes subscription and maintenance revenue over the term of the subscription/maintenance agreement, generally one year.

The Company has provided an estimate of the allowance for returns in accordance with Statement of Financial Accounting Standards (SFAS) No. 48, Revenue Recognition When Right of Return Exists. Reserves for estimated returns and allowances are provided at the time revenue is recognized. Such reserves are recorded based upon historical rates of returns and allowances and other factors.

Software Development Costs

Software development costs are included in research and development and are expensed as incurred. SFAS No. 86, Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed, requires the capitalization of certain software development costs once technological feasibility has been established, which the Company generally defines as completion of a working model. Capitalization ceases when the products are available for general release to customers, at which time amortization of the capitalized costs begins on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility and the general availability of such software has been short, and software development costs qualifying for capitalization have been insignificant.

Elron Software, Inc.

Notes to Consolidated Financial Statements (continued)

(information for the six months ended June 30, 2003 and 2002 is unaudited)
(dollars in thousands, except share and per share data)

2. Summary of Significant Accounting Policies (continued)

Stock-Based Compensation

The Company adopted the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, and elected to follow Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, as amended by SFAS 148, Accounting for Stock-Based Compensation — Transition and Disclosure, and related interpretations in accounting for its employee stock options and to provide the necessary pro forma disclosure as if the fair value method had been applied. The effects of applying FAS 123 for providing pro forma disclosure are not likely to be representative of the effects on reported net income for future years, if applicable. Under APB No. 25, no compensation expense is recognized when the exercise price of the Company’s employee stock option is greater than the deemed fair value for the underlying stock on the date of grant. Had the compensation cost for the Company’s plans been determined based on the fair value at the grant dates for awards under those plans, consistent with the method of SFAS No. 123, the Company’s net loss would have been increased as indicated below:

	Year ended	Six months ended
	December 31, 2002	June 30, 2003

Net loss as reported	$(8,566)	$(3,453)
Deduct: stock-based compensation expense determined under fair value based method	(1,297)	(237)

Pro forma net loss	$(9,863)	$(3,691)

Elron Software, Inc.

Notes to Consolidated Financial Statements (continued)

(information for the six months ended June 30, 2003 and 2002 is unaudited)
(dollars in thousands, except share and per share data)

2. Summary of Significant Accounting Policies (continued)

The weighted-average fair value of all options is estimated on the date of grant using the Black-Scholes model with the following assumptions for the year ended December 31, 2002 and June 30, 2003:

Weighted-average fair value per option	$0.46
Valuation assumptions:
Expected option term (years)	4.0
Expected volatility	85%
Expected dividend yield	0%
Risk-free interest rate	3%

With respect to certain options granted during the year ended December 31, 2000, the Company recorded deferred stock compensation of $4.2 million for the difference at the grant date between the exercise price per share determined by the Board of Directors and the deemed fair value per share determined solely for financial reporting purposes. Deferred stock compensation is amortized on a straight-line basis over the vesting period of the related options, generally four years.

Income Taxes

Under SFAS No. 109, Accounting for Income Taxes, deferred tax assets or liabilities are recorded to reflect the tax consequences on future years of the differences between the financial statement and income tax bases of assets and liabilities, using presently enacted tax rates. The Company provides a valuation allowance on net deferred tax assets when it is more likely than not that such assets will not be realized.

Comprehensive Income

The Company has adopted SFAS No. 130, Reporting Comprehensive Income, which requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from nonowner sources. Comprehensive loss for the periods ended December 31, 2002, June 30, 2003 and June 2002 did not differ from reported net loss.

Elron Software, Inc.

Notes to Consolidated Financial Statements (continued)

(information for the six months ended June 30, 2003 and 2002 is unaudited)
(dollars in thousands, except share and per share data)

2. Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments

SFAS No. 107, Disclosure About Fair Value of Financial Instruments, requires disclosure of an estimate of the fair value of certain financial instruments. The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, and debt. The estimated fair value of these financial instruments approximates their carrying value as of December 31, 2002 and June 30, 2003. The estimated fair values have been determined through information obtained from market sources and management estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of time and demand deposits and money market accounts which have original maturity dates of three months or less.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of accounts receivable. The Company performs ongoing credit evaluations and maintains reserves for potential credit losses. Historically, such losses have been within estimates.

During the period ended December 31, 2002 and June 30, 2003, no customer accounted for greater than 10% of revenues.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets, ranging from 2 to 3 years. Leasehold improvements and equipment under capital lease are amortized over the shorter of their economic useful life or the terms of the respective lease (4 to 6 years).

Intangible Assets

Intangible assets represent the excess of acquisition costs over the fair value of net tangible assets of a business purchased in 1998 and were being amortized on a straight-line basis over a period of 15 years through December 31, 2000. Effective January 1, 2001, the amortization period was changed to 5 years based on the analysis performed by the Company. Intangible assets mainly include proprietary technology, customer list, marketing infrastructure and goodwill.

Elron Software, Inc.

Notes to Consolidated Financial Statements (continued)

(information for the six months ended June 30, 2003 and 2002 is unaudited)
(dollars in thousands, except share and per share data)

2. Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements

Effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. This statement affects the Company’s treatment of goodwill and other intangible assets. The statement requires that goodwill existing at the date of adoption be reviewed for possible impairment and that impairment tests be periodically repeated, with impaired assets written down to fair value. Additionally, existing goodwill and intangible assets must be assessed and classified within the statement’s criteria. Intangible assets with finite useful lives of five years will continue to be amortized over those periods. Amortization of goodwill and intangible assets with indeterminable lives ceased.

In October 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, but retains SFAS No. 121s fundamental provisions for (a) recognition/measurement of impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. SFAS No. 144 also supersedes the accounting/reporting provisions of Accounting Principles Board (APB) Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for segments of a business to be disposed of but retains APB No. 30’s requirement to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. Based on its most recent analysis, the Company believes that no indication of impairment exists as of June 30, 2003.

In July, 2002, the FASB issued Statement of Financial Accounting Standards No. 146 (FAS 146), Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). Statement 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The Company’s initial adoption of FAS 146 beginning on January 1, 2003 did not have a material impact on its financial position or results of operations.

Elron Software, Inc.

Notes to Consolidated Financial Statements (continued)

(information for the six months ended June 30, 2003 and 2002 is unaudited)
(dollars in thousands, except share and per share data)

3. Property and Equipment

Property and equipment at December 31, 2002, consisted of the following:

Leasehold improvements	$334
Computer equipment	1,920
Software	826
Furniture and fixtures	234

3,314
Less accumulated depreciation and amortization	(3,005)

Property and equipment, net	$309

Depreciation expense amounted to $485 for the year ended December 31, 2002. Depreciation expense amounted to $102 and $314 for the six month periods ending June 30, 2003 and June 30, 2002, respectively.

4. Intangible Assets

Intangible assets at December 31, 2002, consisted of the following:

Customer list	$3,400
Marketing infrastructure	2,260
Other	614

6,274
Less accumulated amortization	(3,231)

Intangible assets, net	$3,043

The Company completed the first step of the goodwill impairment test based on the amount of goodwill as of the end of 2002, as required by SFAS No. 142. The Company utilized a discounted cash flow income approach. Based on the results of the first step of the goodwill impairment test, the Company has determined that the fair value of the reporting unit exceeded the carrying amount and, therefore, no goodwill impairment existed as of December 31, 2002. As a result, the second step of the goodwill impairment test was not required to be completed.

Elron Software, Inc.

Notes to Consolidated Financial Statements (continued)

(information for the six months ended June 30, 2003 and 2002 is unaudited)
(dollars in thousands, except share and per share data)

4. Intangible Assets (continued)

The Company did not record expense related to the amortization of goodwill during the year December 31, 2002. The Company recorded expense related to the amortization of goodwill of $271 during the year ended December 31, 2001. The Company has determined that all of its intangible assets have finite lives and, therefore, the Company has continued to amortize its intangible assets. The Company recorded expenses related to the amortization of its intangible assets of $1,014 during the year ended December 31, 2002.

Amortization expense for future years as of December 31, 2002, is as follows:

Year ended December 31,
2003	$1,014
2004	1,014
2005	1,014

$3,042

5. Accrued Liabilities

Accrued liabilities consist of the following:

	December 31,	June 30,
	2002	2003

Accrued payroll, bonus and vacation	$367	$255
Accrued interest	42	91
Accrued royalties	253	268
Accrued restructuring charges	133	85
Other accruals	261	374

	$1,056	$1,073

Elron Software, Inc.

Notes to Consolidated Financial Statements (continued)

(information for the six months ended June 30, 2003 and 2002 is unaudited)
(dollars in thousands, except share and per share data)

6. Debt

During the year ended December 31, 2002, the Company entered into a new credit facility agreement, which replaced its existing facility. The new agreement allows borrowing up to a maximum of $20,000. Amounts borrowed under this facility were payable on April 2, 2003. The credit facility is fully guaranteed by the Parent Company. Interest is payable under this facility at an annual interest rate of three month LIBOR plus 0.375% (1.88% as of December 31, 2002). As of December 31, 2002, $19,000 was outstanding under this facility. The line-of-credit maturity was subsequently extended to July 7, 2004, at a three-month LIBOR rate plus 0.5% (see Note 13).

Total interest expense for the year ended December 31, 2002 was $371.

7. Commitments and Contingencies

Leases

The Company leases office space under noncancelable operating leases expiring in June 2005. The Parent Company has acted as guarantor for all major leases entered into by the Company. Rent expense is recognized ratably over the period of occupancy for these leases. Rent expense amounted to approximately $780 for the year ended 2002. Rent expense amounted to $425 and $412 for the six-month periods ending June 30, 2003 and June 30, 2002, respectively. The future minimum payments under noncancelable lease agreements as of December 31, 2002, are as follows:

Year ended December 31,
2003	$917
2004	817
2005	410

$2,144

The Company has entered into a number of royalty agreements for technology included in its products. Generally, the royalty fees are calculated as a percentage of net revenue and are included in cost of revenues. Royalty expense amounted to approximately $386 for the year ended December 31, 2002.

Elron Software, Inc.

Notes to Consolidated Financial Statements (continued)

(information for the six months ended June 30, 2003 and 2002 is unaudited)
(dollars in thousands, except share and per share data)

7. Commitments and Contingencies (continued)

In 1998, the Israel-United States BiNational Industrial Research and Development Foundation (Bird Foundation) provided a $462 conditional grant to Elron Software, Inc. to fund some research and development costs. The grant is to be repaid as a percentage of a specified product’s gross sales. As of December 31, 2002, the Company has paid $215 back to the Bird Foundation, leaving $247 of the grant repayment obligation outstanding.

8. Stockholders’ Equity

On September 17, 1997, the Company incorporated in the state of Delaware with authorized capital of 7,200,000 shares of $0.01 par value preferred stock and 8,000,000 shares of $0.01 par value common stock. In December 1998, the Company increased the number of shares of authorized preferred stock from 7,200,000 to 21,000,000 and the number of shares of authorized common stock from 8,000,000 to 25,000,000. In September 2000, the Company increased the number of shares of authorized preferred stock to 23,478,818 and the number of shares of authorized common stock to 30,000,000.

Series A Convertible Preferred Stock

Series A preferred stock is convertible into common stock on a 1:1 ratio at the option of the holder, at any time. The preferred stock also has certain mandatory conversion requirements, including in the event of an initial public offering of the Company’s common stock. Each share of preferred stock has voting rights. The Series A preferred stock also has preferential rights in the event of any distribution of assets upon liquidation of the Company, of $10,200 in aggregate, plus any declared but unpaid dividends. Non-cumulative dividends accrue at $0.10 per share, per annum, when and if declared.

Series B Convertible Preferred Stock

In September 2000, the Company completed a Series B preferred stock offering. A total of 615,764 shares were issued at $8.12 per share, for net proceeds of $4,625. The Series B convertible preferred stock has a liquidation preference of $5,000 in aggregate, plus any declared but unpaid dividends. Noncumulative dividends accrue at $1.62 per share, per annum, when and if declared. The voting and conversion rights of Series B convertible preferred stock are identical to those of Series A convertible preferred stock.

Common Stock

Common stock has no voting rights until an initial public offering of the Company’s common stock.

Elron Software, Inc.

Notes to Consolidated Financial Statements (continued)

(information for the six months ended June 30, 2003 and 2002 is unaudited)
(dollars in thousands, except share and per share data)

8. Stockholders’ Equity (continued)

Stock Option Plans

In October 1997, the Company adopted the 1998 Stock Option Plan (the Plan). Pursuant to the Plan, the Company may grant to employees of the Company, and affiliated companies, incentive and nonincentive stock options to purchase up to 3,600,000 shares of common stock. In 1999, the Company’s Board of Directors amended the Plan to increase the total available shares under the plan to 4,200,000. In April 2000, the Company’s Board of Directors amended the Plan to increase the total available shares under the plan to 4,920,000. In November 2001, the Company’s Board of Directors amended the plan to increase the total available shares under the plan to 5,270,000. Of the authorized shares under the Plan at December 31, 2002, 3,883,288 options were outstanding; 307,749 options had been exercised; and 1,078,963 options were available for future grants. The exercise price of each option is determined on the date of grant by the Company’s Board of Directors, and the option’s maximum term is ten years. Options are granted throughout the year and generally vest over a period of four years.

During 2002, the Company repriced 1,383,177 options from an average exercise price of $1.50 per share to an average exercise price of $.75 per share. The options subject to re-pricing are considered to be a variable plan as defined in FIN 44, Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25. Compensation expense is calculated based on the fair value of the Company’s shares at the end of each reporting period and is amortized over the remaining vesting period of the options. In 2002, there was no compensation expense recorded in relation to the re-priced options. All references to per share amounts relating to the options subject to re-pricing have been restated to reflect such repricing.

Stock option activity is summarized as follows:

	Number of	Weighted Average
	Options	Exercise Price

Outstanding at January 1, 2002	4,262,387	$0.94
Granted	2,265,727	0.80
Exercised	(3,335)	0.50
Canceled	(2,641,491)	1.27

Outstanding at December 31, 2002	3,883,288	0.65
Granted	28,500	.75
Exercised	—	—
Canceled	(685,744)	1.27

Outstanding at June 30, 2003	3,226,044	$0.63

Elron Software, Inc.

Notes to Consolidated Financial Statements (continued)

(information for the six months ended June 30, 2003 and 2002 is unaudited)
(dollars in thousands, except share and per share data)

8. Stockholders’ Equity (continued)

As of December 31, 2002, there were 2,483,540 options exercisable at weighted-average price of $.60 per share. As of June 30, 2003, there were 2,200,212 options exercisable at weighted-average price of $.58 per share.

The following table summarizes information about stock options outstanding at December 31, 2002:

		Outstanding	Average		Average
Exercise Price		Average	Exercise	Exercisable	Exercise
Range	Shares	Life	Price	Shares	Price

$0.50	1,825,188	6.03	$0.50	1,774,789	$0.50
0.75	1,952,067	8.48	0.75	602,718	0.75
1.50	105,158	8.19	1.50	105,158	1.50
2.50	875	8.09	2.50	875	2.50

	3,883,288	7.32	$0.65	2,483,540	$0.60

In connection with the sale of assets to Elron Telesoft, Inc., certain employees of Elron Software that had previously received options to purchase shares of the Company’s common stock transferred to work for Elron Telesoft, Inc. The Boards of Directors of both the Company and Elron Telesoft, Inc. approved the conversion of all options granted prior to January 1, 2000 to the Company’s employees, including those employees that transferred to Elron Telesoft, Inc. in connection with the sale of assets, into stapled options, or options that provide, upon exercise, for the receipt of an equal number of shares of common stock of Elron Software, Inc. and of Elron Telesoft, Inc. The holders of these stapled options have the right to purchase the same number of shares of common stock of the Company at the same exercise price as contained in their original option grant under the 1998 Stock Option Plan, but will receive shares of common stock of Elron Telesoft, Inc. for no additional consideration. The Company will collect all proceeds from the stapled options and remit 50% of these proceeds to Elron Telesoft. Inc.

At the time of this transaction, it was determined that the options conversions met the criteria set in FIN 44, Accounting for Certain Transactions Involving Stock Compensation, and no variable accounting was required for stapled options.

9. Income Taxes

The provision for income taxes included in the consolidated statements of operations is related to the foreign tax provision of the subsidiary.

Elron Software, Inc.

Notes to Consolidated Financial Statements (continued)

(information for the six months ended June 30, 2003 and 2002 is unaudited)
(dollars in thousands, except share and per share data)

9. Income Taxes (continued)

Deferred tax assets (liabilities) as of December 31, 2002, are comprised of the following:

Property and equipment and intangible assets	$(210)
Reserves	67
Accrued expenses	—
Allowance for doubtful accounts	23
Interest	—
NOLs and credits	11,163

Total gross	11,043
Valuation allowance	(11,043)

Net deferred tax asset (liability)	$—

As of December 31, 2002, the Company has net operating losses and credits of approximately $27.9 million that expire at various dates through 2012.

Deferred tax assets have been fully reserved for due to the uncertainty of the Company’s ability to realize benefits by generating taxable income in the future.

10. Employee Benefit Plans

401(k) Retirement Plan

In 1998, the Company adopted the Elron Software, Inc. 401(k) Retirement Plan (the 401(k) Plan), which is qualified under Section 401(k) of the Internal Revenue Code. Pursuant to the 401(k) Plan, eligible participants, who include all permanent U.S. employees who work at least 20 hours per week, may elect to contribute a percentage of their annual gross compensation to the 401(k) Plan. Contributions to the 401(k) Plan by the Company are discretionary. The Company is currently not matching any of the qualified employees’ contributions. The Company contributed $0 to the 401(k) Plan for the year ended December 31, 2002 and for the six month periods ending June 30, 2003 and June 30, 2002.

11. Restructuring Charge

During 2002, the Company adopted a cost reduction plan which consisted of restructuring charges of $571 relating to headcount reductions and a provision for future rental losses associated with vacated facilities, as well as other exit costs. Employee severance costs of $387 resulted from the termination of approximately 28 employees, across all functions.

Elron Software, Inc.

Notes to Consolidated Financial Statements (continued)

(information for the six months ended June 30, 2003 and 2002 is unaudited)
(dollars in thousands, except share and per share data)

11. Restructuring Charge (continued)

The following is a reconciliation of the activity in the accrued restructuring charge for the twelve months ended December 31, 2002:

	January 1,		Payments and	December 31,
Description	2002	Provision	Write-Offs	2002

Employee severance costs	$23	$387	$(402)	$8
Facilities related costs	339	167	(240)	266
Write-off of leasehold improvements	—	17	(17)	—

	$362	$571	$(659)	$274

Amounts payable within one year have been classified in accrued expenses in the accompanying consolidated balance sheets.

12. Related Parties Transactions

The Company has certain transactions with the Parent Company, which represent the reimbursement of expenses incurred by the Company on behalf of the Parent. The total amount of such expenses incurred in 2002 and recorded in the financial statements was $19. The amount due to the Parent Company as of December 31, 2002 and June 30, 2003, is due on demand and bears no interest.

The Company also purchased computers from the Parent Company for $11 in 2002.

13. Subsequent Events

On March 5, 2003, the Company extended its line of credit facility outstanding at December 31, 2002, through July 7, 2004 at a three month LIBOR rate plus 0.5%. Therefore, the total amount of debt is classified as long-term on the balance sheet.

On September 2, 2003, Zix Corporation (Zix) acquired substantially all of the assets of the Company, in exchange for 1,709,402 shares of Zix common stock and a 5.75% convertible note for $1 million.